Exhibit 99.1

Editorial Contact:	Investor Contact:

Caroline Yu	Marshall Mohr

Adaptec, Inc.	Adaptec, Inc.

408-957-2324	408-957-6773

caroline_yu@adaptec.com	marshall_mohr@adaptec.com

ADAPTEC TO EXPAND RAID DATA-PROTECTION CAPABILITIES

Adaptec to License and Acquire Data-Protection Intellectual Property from IBM and Expand OEM Agreements

MILPITAS, Calif.—June 29, 2004—Adaptec, Inc. (NASDAQ: ADPT), a global leader in storage solutions, today announced it will license and acquire certain RAID data-protection intellectual property, RAID products and expertise from IBM (NYSE: IBM) to expand and enhance Adaptec RAID product offerings.

Under the agreement, Adaptec will deliver RAID controllers to IBM for its eServer iSeries and pSeries servers.

“Our strategic relationship with IBM has been a successful one, and we are pleased to expand our collaboration even further to deliver next-generation RAID data-protection solutions for xSeries, iSeries and pSeries customers with diverse business needs,” said Robert N. Stephens, president and chief executive officer, Adaptec. “The new agreements enhance the Adaptec suite of storage solutions and extend our ability to serve diverse applications, such as enterprise resource planning, supply chain management, customer relationship management and transaction processing.”

The agreements build upon the existing relationship between Adaptec and IBM that focuses on data protection for IBM xSeries servers. Terms of the transaction were not disclosed.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements include statements regarding future events or the future performance of Adaptec, including anticipated new revenue opportunities over the next three years from the expanded RAID product offerings enabled by the transaction announced in this release. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: difficulty in forecasting the volume and timing of customer orders, fluctuations in demand in the server, network storage and desktop computer markets, our target markets’ failure to accept, or delay in accepting, network storage and other advanced storage solutions, decline in consumer acceptance of our products, the markets’ failure to accept our new products, and the adverse effects of the intense competition we face in our business. For a more complete discussion of risks related to our business, reference is made to the section titled “Risk Factors” included in our Form 10-K for the year ended March 31, 2004, on file with the Securities and Exchange Commission. Adaptec assumes no obligation to update this information or the Risk Factors included in its Form 10-K for the year ended March 31, 2004.

About Adaptec

Adaptec Inc. (NASDAQ:ADPT) provides end-to-end storage solutions that reliably move, manage and protect critical data and digital content. Adaptec provides software and hardware solutions for storage connectivity and data protection, storage networking and networked storage subsystems to leading OEM and distribution channel partners. Adaptec solutions are in use by enterprises, ISPs, medium and small businesses and consumers worldwide. Adaptec is an S&P Small Cap 600 Index member.

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eServer, iSeries, pSeries and xSeries are trademarks or registered trademarks of International Business Machines Corporation.